FIRST AMENDMENT TO LEASE
Torotel, Inc.
(550 N. Rogers Road, Olathe, KS)

THIS FIRST AMENDMENT TO LEASE ("Amendment") is made and entered into to be effective as of December 20, 2013, by and between 96-OP Prop, L.L.C., a Kansas limited liability company (the "Lessor") and Torotel, Inc., a Missouri corporation (the “Lessee”), who agree as follows:

WHEREAS, Lessor and Lessee are parties to that certain Standard Industrial/Commercial Multi-Tenant Lease - Net, dated as of July 23, 2010 (the "Lease"), pursuant to which Lessor leases to Lessee certain office, production and warehouse space described as Unit #550-A, located in Lessor’s building at 520-600 N. Rogers Road, Olathe, KS (the "Building"); and

WHEREAS, Lessee and Lessor desire to downsize the Premises and extend the Term of the Lease on the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, receipt of which is hereby acknowledged, and subject to all of the terms, covenants and conditions herein and in the Lease, the parties agree that the Lease shall be and hereby is modified, amended and superseded in the following particulars:

1Defined Terms. Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise modified herein.

2Premises. The Premises is Unit #550-A, currently comprised of a deemed 18,212 rentable square feet (“RSF”). On or before March 1, 2014, Lessee shall vacate and surrender control over part of the western portion of the Premises (as highlighted on the Schematic Floor Plan attached as Exhibit “A”, the “Surrender Space”), and the Premises shall be downsized to include only “Retained Areas ‘A1'- and ‘A2'”, and the Surrender Space shall be deemed part of Area ‘B’ (all as depicted in the Schematic Floor Plan attached hereto as Exhibit “A”). As downsized, the Premises shall be deemed to include the +/-11,515 RSF of office, dock, warehouse and production areas identified as Area ‘A1', and shared access to and use of the +/-2,622 RSF of break room, rest room and access and exit way areas identified as Area ‘A2'; comprising a deemed 14,137 RSF in total.

3Lease Term Extension; Month-to-Month Flexibility. The Term of the Lease is hereby extended to continue through February 29, 2016; thereafter, the Term shall continue as a rolling month-to-month Term, with such rolling Term automatically extending to maintain six (6) months on the Term until the rolling Term is terminated by either party giving the other party a six
(6) month advance written notice of its election to end the Term (a “Lease Termination Notice”). Any Lease Termination Notice shall designate therein the Term Expiration Date, which shall be the last day of the calendar month designated (and which may not be sooner than February 29, 2016, or sooner than six (6) months after delivery of the written Lease Termination Notice).
4Base Rent. Through the extended Term of the Lease, Base Rent for the Premises shall be payable in the following amounts:

	Monthly Base Rent
	Area ‘A1'	Area ‘A2'	Monthly Total
through February 28, 2014 (unchanged):			$9,485
March 1, 2014 through February 28, 2015:	$7,200	$400	$7,600
March 1, 2015 through the end-of-Term:	$8,000	$400	$8,400

5Lessee’s Deemed Pro Rata Share. Effective as of March 1, 2014, Lessee's Share shall be deemed reduced from 8.77% to thereafter be 5.54% (computed as 11,515/207,710 = 5.54%).

6Stipulated Common Area Operating Expenses and Taxes. Notwithstanding Lessee’s Share of actual Operating Expenses and Taxes, through the original Term of the Lease, the Lessee’s deemed share was fixed and payable as a stipulated sum (see Lease Section 54). Through the extended Term, Lessee’s Share of Common Area Operating Expenses and Taxes shall continue to be stipulated, fixed and payable as follows:

•	through February 28, 2014 (unchanged): $2,807.68 per month
($1.85 per RSF per annum, based on the deemed 18,212 RSF)
March 1, 2014 through February 28, 2015: $1,775.23 per month
($1.85 per RSF per annum, based only on the deemed 11,515 RSF in Area A1)
March 1, 2015 through the end-of-Term: $1,823.21 per month
($1.90 per RSF per annum, based only on the deemed 11,515 RSF in Area A1)

7Premises Specific Expenses. Lessee shall continue to be responsible for its payment of Premises specific expenses as set out in Lease Section 55 (e.g., utilities, HVAC and maintenance, etc.). Lessee and Lessor shall coordinate to reasonably limit lighting and HVAC services to the Area ‘A2' and ‘B’ areas, to provide for Lessee’s reasonable requirements for comfort and safety in the use of such areas, but so as to minimize utility consumption for said limited use areas of the Premises.

8Condition of Premises. Lessee hereby acknowledges that Lessee occupies and is conducting its business in the Premises and hereby confirms that the Premises are in good order and repair and satisfactory condition, and are accepted in “as is” “where is” condition and configuration. Lessee acknowledges that

9Options to Surrender and/or Recover Area ‘A2'. At any time after December 31, 2014, Lessee shall have the option to prematurely surrender Area ‘A2' (“Lessee’s ‘A2' Surrender Option”). Separately, Lessor shall have the option right to recover Area ‘A2' (“Lessor’s ‘A2'
Recovery Option”). Each such Option shall be exercisable on the following terms and conditions:

(a)Either party shall give the other no less than six (6) months advance written notice of such parties’ exercise of its Option (an “Exercise Notice”), which Exercise Notice shall stipulate therein the designated date that either Lessee elects to surrender the ‘A2' space, or Lessor elects to recover the A2 space (the “‘A2' Surrender/Recovery Date”;

(b)During the six (6) month period after either party gives notice to the other regarding such party’s exercise of either the Surrender Option or the Recovery Option, Lessee shall coordinate with Lessor, at Lessee’s expense, to design and install a compliant rest room facility to serve Lessee’s reasonable needs inside the Area‘A1' portion of the Premises. The design and location of such rest room facility shall be subject to both parties’ reasonable approval (which approval will not be unreasonably withheld, conditioned or delayed by either party);

(c)On or before the designated ‘A2' Surrender/Recovery Date, Lessee shall vacate and surrender access to the Area ‘A2' space, and effective as of the ‘A2' Surrender/Recovery Date, the Premises shall be deemed downsized to only include the Area ‘A1' space;

(d)From and after the ‘A2' Surrender/Recovery Date, Base Rent shall be reduced to be payable only on the retained ‘A1' portion of the Premises, as follows:

	Monthly Base Rent	Area ‘A1'
March 1, 2014 through February 28, 2015:	$7,200
March 1, 2015 through the end-of-Term:	$8,000

(e)Promptly following either parties' exercise, Lessor shall provide Lessee with a confirming Lease Amendment documenting the terms for downsizing the Premises on the terms and conditions of the applicable Option, and the parties shall promptly execute such confirming Lease Amendment.

Except as set forth above, or as may otherwise be inconsistent with the terms hereof, all of the terms, conditions and provisions of the Lease shall continue to apply and continue in effect with respect to the downsized Premises through the full Lease Term.

10Early Termination Option. Notwithstanding anything herein to the contrary, if the parties determine that Lessee’s cost to install a rest room facility inside Area ‘A1' (in accordance with Section 9(b) above) will be greater than Fifteen Thousand Dollars ($15,000.00), and if Lessor does not agree to fund the additional costs that will be incurred to construct and install said rest room, then either Lessor or Lessee shall have the right to terminate this Lease (the "Early Termination Option"), by giving the other party no less than three (3) months advance written notice (time being of the essence) of such party’s election to exercise this Early Termination Option, with such early termination to be effective on the later of the designated ‘A2' Surrender/Recovery Date, or as of the last day of any subsequent calendar month (the “Early Termination Date"). If the Early Termination Option is exercised, the parties shall fully perform their respective obligations under the Lease through the designated Early Termination Date, but Lessee shall properly vacate and surrender the Premises on or before the Early Termination Date. Upon such surrender, Rent payable under this Lease shall be apportioned as of the Early Termination Date, the Term of this Lease shall terminate as of the Early Termination Date, and neither party shall thereafter have any further rights or obligations accruing after said Early Termination Date, except those which by the provisions of this Lease expressly survive the expiration of the Lease Term.

11Options and Allowances. Except for the Lessee’s ‘A2' Surrender Option and the Early Termination Option granted in Section 9 and 10 of this Amendment, there are no remaining refurbishment allowances, extension options, rights of first offer, expansion options and/or early termination options available to Lessee under the Lease; to the extent that any such options or allowances may have previously been granted or were applicable or available during any prior portion of the Lease Term, they are hereby deemed inapplicable and of no further force or effect.

12Parking Allocation. Effective as of March 1, 2014, applicable provisions of the Lease pertaining to parking and number of parking spaces allotted for Lessee’s use shall be deemed amended to reduce Lessee’s allocated parking from thirty (30) parking spaces to twenty (20) parking spaces. Lessee shall work diligently with Lessor to help manage and control parking by Lessee’s employees in the areas of the parking lot as may from time to time be designated by Lessor.

13Lessor Access to Area ‘B’. Lessor shall have the continuing right to reasonable ingress and egress to access Area ‘B’ through the Premises.

14Broker. Lessee represents to Lessor that Lessee has not dealt with any real estate broker, salesperson or finder in connection with the negotiation of this Amendment other than Colliers International (“Winbury”) and Block Real Estate Services (“Block”), and no other person or entity representing Lessee is entitled to any compensation or commission in connection herewith. Lessor shall pay a commission fee to Winbury in accordance with Lessor’s separate listing agreement with Winbury, which fee shall be split 50/50 between Winbury and Block.

15Ratification; Estoppel; Binding Effect. Lessee hereby acknowledges that Lessee occupies and is conducting its business in the Premises and the Premises are in good order and repair and satisfactory condition. The Premises are accepted in "as-is" "where-is" condition and configuration. Lessee hereby confirms that the Lease is in full force and effect, has not been changed, modified or amended, except as summarized above, and is free from default by Lessor and Lessee. Lessee is not aware and has no notice of any claim, litigation or proceeding pending or threatened against the Premises or the Building or relating to the Lease, and there are no claims or basis for allowances, concessions, offsets or entitlement under the Lease or against Lessor or otherwise. Lessee is not aware of and has no notice of any violation of any law or statute, code, ordinance or directive relating to the use or conditions of the Premises or the Building or Lessee's operations therein. Except as specifically amended as provided herein, the Lease is hereby ratified and confirmed by the parties and shall remain unchanged and in full force and effect for the Term, subject to the terms and provisions thereof and hereof.

16Authority. The undersigned parties signing on behalf of Lessor and Lessee represent and warrant to the other that each has full authority to enter into this Amendment and further agree to hold harmless, defend and indemnify the other from any claims or losses (including reasonable attorneys fees) arising from any lack of such authority.

17Submission. Submission of this Amendment by Lessor to Lessee for examination and/or execution shall not in any manner bind Lessor and no obligation on Lessor shall arise under this Amendment until and unless this Amendment is accepted and signed by an authorized agent of Lessor.

18Conflict; Interpretation. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control. Except as otherwise set forth above, or as may otherwise be inconsistent with the terms hereof, all of the terms, conditions and provisions of the Lease shall continue to apply and continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO LEASE to be effective as of the date first set forth above.

Lessor:		Lessee:

96-OP Prop, LLC,		Torotel, Inc.
a Kansas limited liability company		a Missouri corporation
By:	/s/ Paul P. Denzer	By:	/s/ H. James Serrone
	Paul P. Denzer, its Manager		H. James Serrone
Chief Financial Officer

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